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FOR IMMEDIATE RELEASE



                       PDS FINANCIAL CORPORATION ANNOUNCES
                  INTENT TO ACQUIRE FOUR QUEENS HOTEL & CASINO


LAS VEGAS, NEVADA, MARCH 9, 2000 - PDS Financial Corporation (Nasdaq SmallCap
Market: PDSF) announced that on March 6, 2000 it signed a nonbinding letter of intent with Elsinore Corporation to acquire the capital stock of Four Queens, Inc., a Nevada corporation doing business as the Four Queens Hotel & Casino for a purchases price of $30 million, subject to adjustment. Consummation of the acquisition is subject to a number of conditions, including negotiation and execution of a definitive purchase agreement, receipt of required regulatory approvals, including approval of the Nevada Gaming Commission, other gaming approvals, and, if necessary, approval under the Hart-Scott-Rodino Antitrust Act, and receipt by PDS of satisfactory purchase financing. There can be no assurance that a definitive agreement can be reached, the other conditions to the acquisition will be satisfied or that the acquisition will be consummated.

         The Four Queens Hotel & Casino consists of a 690-room hotel and a 32,000 square foot casino, located in the Freemont Street Experience in downtown Las Vegas, Nevada. The casino has approximately 1,075 slot machines and 26 table games. No major changes in the operations or personnel are anticipated.

         "The Four Queens Hotel & Casino has long been a Las Vegas icon," commented Johan Finley, Chief Executive Officer of PDS Financial Corporation. "We look forward to a long lasting relationship with the loyal employees and customers of the Four Queens. This acquisition will allow us to increase and diversify our recurring revenues and cash flows, and increase the critical mass of our Company."


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         The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward-looking statements with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the Company is detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.


         PDS Financial Corporation is an integrated provider of customized finance and leasing solutions to the gaming industry, and supplies reconditioned gaming devices to casino operators throughout the United States. Since 1991, PDS has completed over $550 million in gaming finance transactions, including SlotLease, which is a specialized leasing program for slot machines and other electronic gaming devices. In 1997, the Company established its reconditioned gaming device sales and distribution division, PDS Slot Source, to complement its leasing and financing activities and to generate equipment sales to casino operators. PDS acquired the exclusive intellectual property rights to manufacture and distribute digital table game products utilizing DCS(TM) throughout the United States, including Sovereign Nations in mid-1999.

     Contact: Peter Cleary, Interim Chief Financial Officer of PDS Financial
                          Corporation, at 702-736-0700